SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):    January 15, 2010

CROSS CANYON ENERGY CORP.

(Exact Name of Registrant as Specified in its Charter)

Nevada State of Incorporation	000-51710 Commission File Number	56-2458730 IRS Employer I.D. Number

6630 Cypresswood Drive, Suite 200 Spring, Texas 77379
Address of principal executive offices

Registrant’s telephone number: (832) 559-6060

________________________________________________
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.  below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2010, Cross Canyon Energy Corp. (“we” or the “Company”) entered into new employment agreements (the “Employment Agreements”) with our three executive officers. The Employment Agreements were approved by our board of directors and by our senior lender.  The Employment Agreements, copies of which are filed as Exhibits 99.1 – 99.3 hereto, provide for:

•         Robert P. Munn to serve as our President and Chief Executive Officer, at an annual base salary of $233,000;

•         Carl A. Chase to serve as our Executive Vice President of Finance and Chief Financial Officer, at an annual base salary of $190,000; and

•         James B. Davis to serve as our Executive Vice President of Operations and Chief Operating Officer, at an annual base salary of $190,000.

The initial term of employment under the Employment Agreements is one (1) year, unless earlier terminated by us or executive officer by reason of death, disability, without cause, for cause, for "good reason," change of control or otherwise.

As consideration for entering into the new Employment Agreements, we have agreed to pay Messrs. Munn, Chase and Davis a one-time retention bonus in an amount equal to 50% of such officer's base salary.  Such retention bonus shall be paid on or before the later of (x) February 1, 2010 and (y) a date that a recapitalization of the Company is consummated.   In addition, if during the Term of the Employment Agreement or within three (3) months after the termination of an officer’s employment thereunder, the Company is sold or its existing assets are sold in whole or in part (whether in one or more transactions), then upon the closing of such sale transaction, each officer shall be entitled to receive a bonus (“Sales Bonus”) as follows:

Gross Proceeds of Sale $15 million - $23.99 million $24 million - $29.99 million $30 million - $35.99 million $36 million or greater	Sales Bonus Payable to Executive 75% of base salary 100% of base salary 150% of base salary 200% of base salary

Similarly, if during the Term of their Employment Agreement and continuing for a period of three months thereafter, the Company enters into a definitive agreement to sell the Company or its assets, then upon such sale (regardless of when such sale occurs), a Sales Bonus shall be due and payable to the officers as set forth above.  In the event that the Company acquires a material amount of additional assets after the date hereof, we have agreed to cooperate with our officers to determine a mutually acceptable bonus program with respect to the sale of such assets.

Upon termination of an officer without "cause" or upon the resignation of any officer for "good reason" (each as defined in the Employment Agreements), such officer will be entitled to receive from us his then current base salary through the date of resignation or termination, as applicable, and retention bonus and fringe benefits otherwise due and unpaid at time of resignation or termination.  Such officer also shall be entitled to payment for (i) any Sales Bonus that would have otherwise been earned by him had such officer remained employed by the Company for the remainder of the then current Term in which the termination occurred and for three (3) months thereafter and (ii) accrued but unused vacation days for the calendar year in which such termination occurs.  In addition, if the officer executes (and does not revoke) a release of claims acceptable to us, we will provide such officer as severance pay, an amount equal to six (6) months Base Salary (the “Severance Payment”).

If an officer’s employment is terminated by us at any time following a Change of Control (as defined in the Employment Agreements), excluding the Change in Control which may occur in the event the Company files a petition seeking protection under Federal Bankruptcy laws; and (B) such termination is for reasons other than Cause,  or other than by reason of Disability or such officer’s death, then (1) such officer shall be entitled to receive the greater of (x) the amount of his then applicable Base Salary that would have been earned through the expiration of the End Date of the term in which the termination of his employment occurred; or (y) six (6) months Base Salary, together with any business expenses otherwise due to Executive (the “Change of Control Payment”); provided, however, that Executive’s entitlement to the Change of Control Payment is conditioned upon his execution (and non-revocation) of a release of claims acceptable to the Company.

Each of Messrs. Munn, Chase and Davis have agreed that, during the respective term of his employment and for a one-year period after his termination (other than termination by him for good reason or by us without cause or following a change of control), not to engage, directly or indirectly, as an owner, employee, consultant or otherwise, in any business engaged in the exploration, drilling or production of natural gas or oil within any five (5) mile radius from any property that we then have an ownership, leasehold or participation interest in during the Term of his Employment Agreement. Each officer is further prohibited during the above time period from soliciting or inducing, directly or indirectly, any of our then-current employees or customers, or any customers of ours during the one year preceding the termination of his employment.

Item 9.01	Financial Statements and Exhibits.

(c)   Exhibits

Exhibit No.	Description of Exhibit

99.1	Employment Agreement with Robert P. Munn
99.2	Employment Agreement with Carl A. Chase
99.3	Employment Agreement with James B. Davis

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 22, 2010
CROSS CANYON ENERGY CORP.

By:	/s/ Robert P. Munn
Robert P. Munn
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

99.1	Employment Agreement with Robert P. Munn
99.2	Employment Agreement with Carl A. Chase
99.3	Employment Agreement with James B. Davis